Exhibit 10.2

FOR EXECUTIVE OFFICER
2011 MULTI-YEAR GRANT AND
2013 ANNUAL GRANT

DEFERRED PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is made as of _________________, 20____ (the “Effective Date”), by Omega Healthcare Investors, Inc. (the “Company”) and ____________________________________ (the “Officer”).

This Agreement includes the Terms and Conditions, which are part of this Agreement.

A.	Effect of Agreement: This Agreement relates to the grants of performance restricted stock units specified in paragraph D below.

This election will be given effect only to the extent that the compensation to be deferred satisfies the requirements for performance-based compensation under Treas. Reg. Section 1.409A-2(a)(8), including Treas. Reg. Section 1.409A-1(e).

If the Officer wishes to revoke or modify this election, he may submit a written election to do so to the Company’s Chief Financial Officer by June 30, 2013, provided that the compensation continues not to be readily ascertainable as of the date the election is submitted.

B.	“Plan”: (under which the “Shares” (as defined below) will be issued) Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.

C.	“Deferred Stock Plan”: Omega Healthcare Investors, Inc. Deferred Stock Plan, to which this Agreement is also subject.

D.
“Stock Units”:  This Agreement relates to the percentage or number of Stock Units issuable pursuant to the grants of performance restricted stock units with respect to the Company’s common stock specified below.  (You must check the box(es) that apply):

[ ]
___% or ________ [if you checked the box, you must either fill in the percentage or insert the number of Stock Units to be deferred] of the multi-year performance restricted stock unit grant for the performance period 2011 – 2013.

[ ]
___% or ________ [if you checked the box, you must either fill in the percentage or insert the number of Stock Units to be deferred] of the annual performance restricted stock unit grant for the 2013 performance period.

In lieu of receiving payment for such Stock Units according to the terms of the applicable original agreement providing for such grants (the “Original Agreement”), the Officer will be credited on the date that payment would otherwise have been made under the Original Agreement (the “Original Payment Date”) with a number of Stock Units that is equal to the number of Shares that would otherwise have been paid to the Officer as of such date (the “Applicable Payment Date”).  The number of Stock Units will be increased by the number of Stock Units attributable to the Converted Dividend Equivalents if the Officer elects paragraph E.1. below.  Each Stock Unit represents the Company’s unsecured obligation to issue one share of Stock and the related Deferred Dividend Equivalents or Current Dividend Equivalents (if selected in paragraph E) in accordance with this Agreement.  The shares of Stock represented by the Stock Units shall be referred to as the “Shares.”

E.
“Dividend Equivalents”:  Each Stock Unit shall accrue an amount equal to the dividends per share payable on Common Stock to shareholders of record in accordance with the terms of the Original Agreement through the Original Payment Date and thereafter through the day before the date the Shares are issued.

You must check either paragraph 1, 2 or 3 below:

1.	[ ]
“Converted Dividend Equivalents”:  The Dividend Equivalents will be converted into a number of Stock Units equal to (a) the amount of the Dividend Equivalents that are accrued under the Original Agreement as of the date that payment would otherwise have been made under the Original Agreement, divided by the closing price per share of Stock on such date, plus (b) the amount of the Dividend Equivalents that are accrued thereafter as of each dividend payment date, divided by the closing price per share of Stock on such date.  Such Stock Units shall also accrue future Dividend Equivalents that shall be converted into Stock Units in accordance with the preceding formula in subparagraph (b).  The Stock Units under this paragraph shall be paid on the date the Shares are payable to the Officer; or

2.	[ ]
“Deferred Dividend Equivalents”:  The Dividend Equivalents shall be paid to the Officer, with interest accrued on a quarterly basis from the Original Payment Date at a rate equal to the Company’s average borrowing rate for the preceding calendar quarter, as determined in the sole discretion of the Committee, on the date the Shares are payable to the Officer; or

3.	[ ]
“Current Dividend Equivalents”:  The Dividend Equivalents that are accrued as of the Original Payment Date shall be paid to the Officer on the Original Payment Date and the Dividend Equivalents thereafter will be paid on the same date that the dividends per share are paid to shareholders.

(ii)

F.
“Deferral Period”:  The Officer has elected to defer receipt of the Shares (and Converted Dividend Equivalents or Deferred Dividend Equivalents if paragraph E.1. or E.2. was elected) until the dates or events set forth below:

You must complete either paragraph 1 or 2 below, but you may complete other paragraphs as well.

1.	If you complete this paragraph 1, you must complete A or B below:

A.	[ ]	in one lump sum in the month of ___________, 20___ (specify month and year); or

B.	[ ]
in annual ratable installments over __ calendar years (specify number of calendar years) with the first payment being made in the month of ___________, 20___ (specify month and year) and each subsequent payment being made in the month of _________ (specify month) of each calendar year thereafter.

2.	If you complete this paragraph 2, you must check A or B below, but not both:

A.           [ ]           upon the date that is six(6) months following the Officer’s Separation from Service; or

B.	[ ]
in the month of _____________ (specify month) of the __________ (specify number, first, second, etc.) calendar year following the calendar year of the Officer’s Separation from Service (but not earlier than six (6) months following the Officer’s Separation from Service.

The balance in paragraph 2A or 2B will be paid (check (i) or (ii) but not both):

(i)	[ ]	in one lump sum; or

(ii)	[ ]
in annual ratable installments over __ calendar years (specify number of calendar years), with each payment after the first payment being made in the month of ____________ (specify month) of each calendar year.

3.             [ ]           the earlier of paragraph 1 or 2 above.

4.             [ ]           the later of paragraph 1 or 2 above.

(iii)

5.	[ ]	If a Change in Control occurs before the date payment is required to be made pursuant to the elections above, payment shall be made in one lump sum upon the Change in Control.

6.	[ ]	If the Officer becomes subject to a Disability before the date payment is required to be made pursuant to the elections above, payment shall be made in one lump sum upon the Disability.

The Officer may elect to change the timing of payment in paragraph F only under the following conditions:

(i)	the election shall not take effect until twelve (12) months after the date the written election is submitted to the Company;

(ii)
in the case of an election related to a payment date or event other than Disability, the election must defer payment for at least five (5) years from the date payment would otherwise have been made  under this Agreement (i.e., date of lump sum or first installment payment); and

(iii)
in the case of a payment at a specified date, the election must be submitted at least twelve (12) months before the date payment (i.e. lump sum or first installment payment) was previously scheduled to be made under this Agreement.

Notwithstanding the foregoing, the Shares (and Converted Dividend Equivalents or Deferred Dividend Equivalents if paragraph E.1. or E.2. was elected) shall be payable upon the Officer’s death.

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement as of the Effective Date set forth above.

OFFICER	OMEGA HEALTHCARE INVESTORS, INC.

By:

[Signature]	Title:

(iv)

TERMS AND CONDITIONS TO THE
DEFERRED PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

1.             Payment for Stock Units. The Company shall deliver a share certificate representing the number of Shares attributable to the Stock Units (and the amount of the Deferred Dividend Equivalents, if applicable) to the Officer within sixty (60) days following the date(s) specified in paragraph F.

2.             Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Officer may terminate the Deferral Period but only to the extent of the number of Shares (and Deferred Dividend Equivalents, if applicable) necessary to meet the emergency (which may include amounts necessary to pay Federal, state, local, or foreign taxes or penalties reasonably anticipated to result from the distribution), and only to the extent that the hardship is not or cannot be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Officer’s assets to the extent such liquidation would not itself cause severe financial hardship, or by cessation of future deferrals.

3.             Restrictions on Transfer of Stock Units and Shares.  Except for the transfer by bequest or inheritance, the Officer shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Stock Units or Shares until issued.  Any such disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement.

4.             Legend on Stock Certificates.  If certificates evidencing the Shares are issued, the certificates shall have noted conspicuously any legends required when applicable securities laws are otherwise determined by the Company to be appropriate, such as:

TRANSFER IS RESTRICTED

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION UNDER SUCH ACT COVERING SUCH SECURITIES, (2) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR (3) THE ISSUER RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

Exhibit 1

5.             Change in Capitalization.

(a)           The number and kind of Shares shall be proportionately adjusted for any nonreciprocal transaction between the Company and holders of capital stock of the Company that causes the per share value of the Shares underlying the Restricted Units to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, non-recurring cash dividend (each, an “Equity Restructuring”).

(b)           In the event of a merger, consolidation, extraordinary dividend, sale of substantially all of the Company’s assets or other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, or other reorganization of the Company, that in each case is not an Equity Restructuring, the Committee shall take such action and make such adjustments with respect to the Shares or the terms of this Agreement as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Agreement, or substituting cash, other securities, or other property to replace the award payable under the Agreement, or terminating the Agreement in exchange for the cash value (as determined by the Committee) of the Shares (and the Deferred Dividend Equivalents, if applicable).

(c)           Notwithstanding the foregoing or any other provisions of this Agreement, if a Change in Control of the type described in Section 15(a)(i) occurs and if the Officer has not elected to end the Deferral Period as of the date of the Change in Control, the Company shall pay the Deferred Dividend Equivalents, if applicable, to the Officer within ninety (90) days following the date of the Change in Control subject to the requirements of paragraph F and Treas. Reg. Section 1.409A-2(b), and shall pay the same amount of consideration per Share attributable to the Stock Units as is paid to each holder of a share of Common Stock in connection with the Change in Control and on the same schedule and under the same terms and conditions, provided that payment must be completed within five (5) years after the Change in Control.

(d)           All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Officer. Any action taken by the Committee need not treat all recipients of awards under the Plan or the Deferred Stock Plan equally.

(e)           The existence of the Plan, the Deferred Stock Plan, and this Agreement shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

Exhibit 1

6.             Governing Laws.  This Agreement shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Officer resides, and/or any other applicable securities laws.

7.             Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.             Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed party at the last known address of the party.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.             Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.           Entire Agreement.  This Agreement is subject to the terms and conditions of the Plan and the Deferred Stock Plan, and in the event of a conflict, such plans shall control.  Subject to the terms and conditions of the Plan and the Deferred Stock Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Agreement supersedes any inconsistent terms of the Original Agreement.

11.           Interpretation.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A.”)  Therefore, all provisions of this Agreement shall be interpreted consistently with this intent.  To that end, all provisions of this Agreement shall be subject to the requirements of Section 409A, and to the extent permissible under Section 409A, any provisions that are inconsistent with such requirements shall be deemed to be excised and inoperable.

12.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Exhibit 1

13.           No Right to Continued Retention.  Neither the establishment of the Plan, nor the Deferred Stock Plan, nor this Agreement shall be construed as giving the Officer the right to continued service with the Company or an Affiliate.

14.           Termination of Agreement.  The Company reserves the right to accelerate the time of payment under this Agreement pursuant to a termination and liquidation of the award under this Agreement, to the extent permitted under Treas. Reg. Section 1.409A-3, notwithstanding any election made by the Officer or any other provisions of this Agreement.

15.           Definitions.  Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Deferred Stock Plan, or if not defined there in the Plan.  When used in this Agreement, the following terms have the meanings set forth below:

(a)	“Change in Control” means:

i.	“A change in the ownership of the corporation,”

ii.	“A change in the effective control of the corporation,” or

iii.	“A change in the ownership of a substantial portion of the assets of the corporation,”

in each case within the meaning of Treas. Reg. Section 1.409A-3; provided, however, that for purposes of determining a “substantial portion of the assets of the corporation” “eighty-five percent (85%)” shall be used instead of “forty percent (40%).”  For purposes of this subsection (a), the “corporation” refers to the Company.  Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Company before the transaction continue after the transaction to hold, directly or indirectly, shares of capital stock of the Company  (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company), such transaction shall not constitute a Change in Control.

(b)	“Disability” means any condition that would constitute a “disability” under the Deferred Stock Plan.

(c)	“Separation from Service” means a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1.

(d)	“Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Treas. Reg. Section 1.409A-3.

Exhibit 1